Exhibit 99.1

FOR IMMEDIATE RELEASE

Newtek Receives SBA Approval & Completes Acquisition of Commercial Capital Corp

Deutsche Bank To Provide $75-$100 Million Funding Facility

New York, N.Y. – Jan. 6, 2003 – The U.S. Small Business Administration has approved the acquisition of Commercial Capital Corporation by Newtek Small Business Finance, Inc., a majority-owned partner company of Newtek Business Services, Inc. (AMEX: NKC). As a result of the completed transaction, Newtek Small Business Finance is now authorized to make SBA-guaranteed loans in all 50 states and the District of Columbia. This authority is one of only 14 granted under the SBA’s Small Business Lending Company program.

Newtek issued 463,451 shares of its common stock to facilitate the acquisition of Commercial Capital and has obtained a commitment from a subsidiary of Deutsche Bank for a $75-$100 million funding facility to support post-acquisition activity as a partner in future SBA lending. The acquisition closed on Dec. 31.

Chris Beaudet, managing director in Deutsche Bank’s Asset Finance department said, “Newtek’s SBA lending platform will provide an excellent opportunity for us to reach small businesses, a segment of the market that we believe is currently under-served. We are optimistic that this funding facility will lead to a substantial, long-term relationship with the growing group of Newtek companies.”

Newtek Small Business Finance will be headed by SBA veterans John R. Cox and Michael J. Dowd. Mr. Cox has 30 years experience at the SBA, where he administered all SBA small business loan guarantees nationwide. Mr. Dowd has 25 years experience at the SBA, including his position as national director for loan programs, responsible for all policies and procedures governing 7(a) and 504 loan programs, which are designed for the small-business market. These programs support more than $10 billion in small-business loans annually.

“Newtek Small Business Finance now has all of the pieces in place to create a national loan origination network,” said Mr. Cox. “In addition, Newtek has substantial alliances with potential sources of quality loan originations, such as state and local economic development agencies and community banks. These regional organizations have an ongoing need for a business partner that can provide and service small business loans, especially to under-served smaller communities. Newtek is in a good position to reach customers and aggregate loans in this sizable market.”

Barry Sloane, chairman and CEO of Newtek Business Services, added, “We presented the SBA with a clear and compelling plan and are pleased that they have demonstrated confidence in this plan by giving final approval to complete the acquisition. Even in this slow-growth economy, the small-business market thrives and we expect high demand for our lending services. We also expect a positive rippling effect in other Newtek services, helping us to grow our multi-service distribution channels across the 50 states.”

Newtek Business Services (www.newtekbusinessservices.com) is a premier provider of business services and financial products to small businesses. The company invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

•	Newtek Merchant Solutions: electronic merchant payment processing solutions;
•	Newtek Small Business Finance: small business and US government-guaranteed lending services;
•	Newtek Business Exchange: mergers, acquisitions and business brokerage services;
•	Newtek Financial Information Systems: back office financial information & controller services;
•	Newtek IT Services: complete information technology solutions;
•	Newtek Strategies: strategic business management and global marketing services;
•	Newtek Client Services: marketing and customer relations services; and
•	Newtek Tax Services: tax filing, preparation and advisory services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ previously filed registration statements.

Contacts:
Lippert/Heilshorn & Associates
212-838-3777
Investors - William A. Walkowiak, CFA , william@lhai.com
Media - Chenoa Taitt, ctaitt@lhai.com

Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com

Dave Gentry
Aurelius Consulting Group
(407) 644-4256
daveaurelius@yahoo.com